Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111614) of Berkshire Hathaway Inc., of our report dated June 21, 2023, with respect to the statements of net assets available for benefits of Clayton Homes, Inc. 401(k) Retirement Plan as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplemental schedule as of December 31, 2022, which appears in the December 31, 2022 annual report on Form 11-K of Clayton Homes, Inc. 401(k) Retirement Plan.

/s/ LBMC, PC

Brentwood, Tennessee

June 21, 2023